                                  SCHEDULE 14A
                                 (RULE 14-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           SILICON VALLEY GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
           N/A
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
           N/A
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           N/A
--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
           N/A
--------------------------------------------------------------------------------

     (5)  Total fee paid:
           N/A
--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
           N/A
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
           N/A
--------------------------------------------------------------------------------

     (3)  Filing Party:
           N/A
--------------------------------------------------------------------------------

     (4)  Date Filed:
           N/A
--------------------------------------------------------------------------------

                           SILICON VALLEY GROUP, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 2000

     The Annual Meeting of Stockholders of SILICON VALLEY GROUP, INC., a Delaware corporation (the "Company"), will be held at the Company's offices located at 2240 Ringwood Avenue, San Jose, California 95131, on Wednesday, February 23, 2000, at 3:00 p.m., Pacific Time, for the following purposes:

     1. To elect six directors to serve for a term of one year and until their successors are duly elected and qualified.

     2. To consider, if properly brought before the meeting, a stockholder proposal opposed by the Board of Directors, regarding the retention of an investment banker to explore alternatives to enhance the value of the Company.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on December 28, 1999 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ LARRY W. SONSINI
                                          LARRY W. SONSINI
                                          Secretary

San Jose, California
January 13, 2000

     IMPORTANT: TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           SILICON VALLEY GROUP, INC.
                           101 METRO DRIVE, SUITE 400
                           SAN JOSE, CALIFORNIA 95110
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

     The accompanying proxy is solicited by the Board of Directors of Silicon Valley Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 23, 2000, at 3:00 p.m., Pacific Time, or at any adjournment thereof. The meeting will be held at the Company's offices located at 2240 Ringwood Avenue, San Jose, California 95131. The Company's telephone number at that address is (408) 434-0500. At the meeting, only stockholders of record at the close of business on December 28, 1999 will be entitled to vote. On that date, the Company's outstanding capital stock consisted of 33,339,857 shares of Common Stock.

     This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about January 13, 2000, together with the Company's 1999 Annual Report to Stockholders.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting. However, if any stockholder at the meeting and prior to the voting gives notice of the stockholder's intention to cumulate votes for the election of directors, then all stockholders may (i) cumulate their votes and give any one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which their shares are entitled; or (ii) distribute their votes on the same principle among as many candidates as they choose, up to a maximum of five candidates. The cost of solicitation of proxies will be borne by the Company. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. All nominees are currently directors of the Company. If a person other than a management nominee is nominated, the proxy holders may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The six candidates receiving the highest number of votes will be elected. The proxy holders have also advised that, in the event any nominee is unavailable for election, which is not currently anticipated, they may vote in accordance with their judgment for the election of a substitute nominee designated by the Board.

     All six directors will be elected for a one-year term expiring at the Annual Meeting of Stockholders in 2001, subject to the election and qualification of their successors, or to their earlier death, resignation or removal.

     The following table sets forth information concerning the nominees for director.

                              YEAR   DIRECTOR
            NAME              BORN    SINCE                   PRINCIPAL OCCUPATION
            ----              ----   --------                 --------------------
Michael J. Attardo..........  1941     1999     Private investor; General manager of IBM's
                                                Microelectronics Division from 1992 until his
                                                retirement in 1999. He is a co-founder of
                                                SEMATECH and was a member of the Semiconductor
                                                Technology Council, a private industry
                                                partnership with the U.S. Department of Defense.
                                                Dr. Attardo has previously served on the Board
                                                of Directors of the Semiconductor Industry
                                                Association and Columbia University's School of
                                                Engineering and Applied Science and currently
                                                serves on the Board of Directors of FEI.
Papken S. Der                 1938     1984     Chairman of the Board of Directors since 1991;
Torossian(1)................                    Director since 1984; Chief Executive Officer
                                                since February 1986; President from 1984 to
                                                1991. Mr. Der Torossian had previously held a
                                                variety of management and executive positions,
                                                including 12 years in engineering management at
                                                Hewlett-Packard Company.
William A. Hightower........  1943     1994     Appointed President and Chief Operating Officer
                                                in August 1997. Chairman of the Board of
                                                Directors of Cadnet Corp. from 1996 to July
                                                1997. Prior to joining Cadnet in 1996, Mr.
                                                Hightower was President and Chief Executive
                                                Officer of Telematics International, Inc.
William L. Martin(2)(3).....  1923     1986     Private investor; Chief Executive Officer of
                                                Plantronics, Inc. prior to his retirement in
                                                1980; founder and Chief Executive Officer of
                                                Zehntel, Inc. until 1978.

                              YEAR   DIRECTOR
            NAME              BORN    SINCE                   PRINCIPAL OCCUPATION
            ----              ----   --------                 --------------------
Nam P. Suh(1)...............  1936     1994     Cross Professor of Manufacturing and Mechanical
                                                Engineering, Head of the Department of
                                                Mechanical Engineering and Director of the
                                                Manufacturing Institute at the Massachusetts
                                                Institute of Technology since 1991. Dr. Suh is
                                                also the Founder and a member of the Board of
                                                Trexel, Inc. Dr. Suh served as Assistant
                                                Director of the National Science Foundation from
                                                1984 to 1988.
Lawrence Tomlinson(2)(3)....  1940     1996     Vice President-Treasurer of Hewlett-Packard
                                                Company since 1993; Director of Finance and
                                                Administration for Hewlett-Packard's European
                                                operations from 1989 to 1993. Mr. Tomlinson was
                                                appointed to the board in December 1996.

---------------
(1) Member of the Technical Advisory Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     See also "Stock Ownership of Certain Beneficial Owners and Management." A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the Securities and Exchange Commission. There are no family relationships between any of the Company's directors or executive officers.

     The Board of Directors held seven meetings during fiscal 1999.

     The standing committees of the Board include a Technical Advisory Committee, a Compensation Committee and an Audit Committee. There is no Nominating Committee.

     The Technical Advisory Committee held two meetings in fiscal 1999. The Technical Advisory Committee is responsible for monitoring and assessing the state of the Company's technical operations.

     The Compensation Committee held two meetings in fiscal 1999. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel and administers the Company's stock option plans and employee stock purchase plan.

     The Audit Committee held four meetings in fiscal 1999. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation; (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls; and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     During fiscal 1999 (or such portion of fiscal 1999 during which a director served as a member of the Board of Directors), no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

                                 PROPOSAL TWO:

                         STOCKHOLDER PROPOSAL REGARDING
                      THE RETENTION OF AN INVESTMENT BANK
                       TO EXPLORE ALTERNATIVES TO ENHANCE
                            THE VALUE OF THE COMPANY

     The Company has been informed that Dr. Ronald G. Berry, a stockholder of the Company, intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons set forth below in the Board of Directors Statement in Opposition.

     Dr. Berry, whose address is 165 Mile Common, Easton, Connecticut 06612, and who is a beneficial owner of 4,700 shares of common stock, submitted the following proposal and supporting statement:

     The Board of Directors will appoint (hire) an investment banker to explore the best strategic alternatives for the shareholders which will include and not be limited to; Possible Sale or Spin off of one or more divisions, i.e. Furnace and Track, or Possible Sale of the entire company.

     It is the opinion of the shareholder that the present strategic initiatives and direction by the current management team is not in the best interest of the stockholders. Given the poor performance of the Track and Furnace division which have suffered severe losses, causing the overall profitability of Silicon Valley to drop precipitously as well as the poor timing of the ramp-up of manufacturing capability of the Lithography division when orders were declining demonstrates that poor management decision occurred frequently and consistently. For the past six years there has not been any dividends (cash or stock) declared or issued to the shareholders, however the management team continued to receive additional stock incentives and have not measured up to the task of increasing shareholder value. From a competitive perspective Silicon Valley's Lithography Division leads in technology, however the management team has failed to capitalize on its competitive advantage by gaining significant market share and increasing sales. It is evident that a new direction is desperately needed and must be established by an independent advisory group who can provide an unbiased, informed opinion.

     It is apparent that the Chairman of the Board, Papken Der Torossian has not developed a turn-around game plan since he filed to sell 30,000 shares of stock in November 1998 at a price substantially below book value. One can only draw from this course of action that Mr. Der Torossian has reservations about his ability to reverse a steadily declining business situation and has elected to increase his personal financial net worth at the expense of the shareholders.

     THE SHAREHOLDER RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ACCEPTANCE OF HIRING AN INVESTMENT BANKER.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING AGAINST THIS
PROPOSAL.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board of Directors is aware of its fiduciary responsibilities to its stockholders and strives to discharge these responsibilities in a manner that the Board believes is in the best interests of the Company and its stockholders. As a matter of course, the Board regularly reviews all of the operations of the Company, including management reports evaluating the contribution of each business division to the Company's performance. In addition, the Board of Directors has always been, and continues to be, active in exploring strategic alternatives to enhance stockholder value. The majority of the members of the Board of Directors are independent directors, and all of the Directors have diverse and broad business backgrounds and expertise on which to draw. To assist the Board, the Company has maintained close relationships with several nationally recognized investment banking firms and has, on occasion, obtained their advice on various matters relating to increasing stockholder value.

     The Board believes that it can function most effectively when its strategic planning is conducted confidentially. In this way, ideas and alternatives that may enhance stockholder value can be, and are currently being, developed and debated without the fear that they will lead to rumors or public debate that could harmfully restrict the Board's choices, disrupt the public market for the Company's common stock or damage the Company's relationship with its customers.

     Additionally, the Board of Directors would like to address three points raised in Dr. Berry's arguments supporting his proposal. First, the Board's decision not to issue dividends to the stockholders is a strategic decision made by most high-technology companies to retain earnings in order to finance operations. The Board of Directors, in the exercise of its business judgment, believes that investing earnings in the Company is the best method by which to enhance stockholder value.

     Second, the fact that management has received stock incentives does not evidence the Board's abdication of its fiduciary responsibilities. Stock incentives are issued to management so as to align their personal pecuniary interests with their professional interests in maximizing stockholder value. As fiduciaries of the Company and as stockholders themselves, they have a vested interest in ensuring the success of the Company.

     The final point raised by Dr. Berry concerned the sale of Company stock by the Company's Chief Executive Officer and Chairman of the Board, Papken Der Torossian. The sale of a relatively small number of shares does not in any way indicate that he has failed to discharge his fiduciary duties. Mr. Der Torossian has generally sold modest portions of his stock holdings on a regular basis for purposes of diversifying his assets. He continues to be one of the Company's largest individual stockholders. As such, Mr. Der Torossian has both a personal and professional interest in maximizing stockholder value.

     The Board of Directors notes that this proposal relates to a matter that is solely the responsibility of the Board, as representatives of all the Company's stockholders, to decide. As such, even if the stockholder proposal were to be approved by the stockholders, the Board would still be obligated to carry out its fiduciary duties to the stockholders and independently determine whether or when any such action should be taken.

     In conclusion, the Board of Directors does not believe that a vote for the proposal would be in the best interest of the Company and its stockholders and therefore recommends voting against the proposal.

     Approval of the stockholder proposal requires the affirmative vote of a majority of the votes attributable to all shares of Common Stock represented at the meeting, in person or by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of November 26, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Chief Executive Officer of the Company, (iii) each director of the Company; (iv) each of the four most highly paid executive officers of the Company earning more than $100,000 in fiscal 1999 (together with the Chief Executive Officer, the "Named Executive Officers") and (v) all directors and executive officers of the Company as a group.

                                                                   AMOUNT AND
                                                              NATURE OF BENEFICIAL
                            NAME                                   OWNERSHIP          PERCENT(1)
                            ----                              --------------------    ----------
EQSF Advisers, Inc..........................................         4,973,809          14.92%
Merrill Lynch Asset Management..............................         1,701,490           5.1 %
Papken S. Der Torossian.....................................           711,382(2)        2.13%
William A. Hightower........................................           184,801(3)        *
Michael J. Attardo..........................................            15,000(4)
William L. Martin...........................................            38,950(5)        *
Lawrence Tomlinson..........................................            26,250(6)        *
Nam P. Suh..................................................            51,250(7)        *
Kenneth M. Thompson.........................................            22,500(8)        *
Russell G. Weinstock........................................           122,739(9)        *
Jeffrey M. Kowalski.........................................           114,085(10)       *
Boris Lipkin................................................            76,404(11)
All directors and executive officers as a group (11
  persons)..................................................         1,465,643(12)       4.40%

---------------
  *  Less than 1%

 (1) Computed on the basis of 33,339,857 shares of Common Stock outstanding as of November 26, 1999 plus, with respect to those persons holding warrant or options to purchase Common Stock exercisable within 60 days of November 26, 1999, the number of shares of Common Stock that are issuable upon exercise thereof.

 (2) Includes 490,440 shares subject to options which are exercisable within 60 days after November 26, 1999, 6,000 shares held by Mr. Der Torossian's daughter, as to which shares he disclaims beneficial ownership and 2,000 shares held by Bayshore Lyric Opera Company, a charitable organization of which he is a member of the board of directors, as to which shares he disclaims beneficial ownership.

 (3) Includes 184,801 shares subject to options which are exercisable within 60 days of November 26, 1999.

 (4) Includes 15,000 shares subject to options which are exercisable within 60 days of November 26, 1999.

 (5) Includes 32,750 shares subject to options which are exercisable within 60 days after November 26, 1999.

 (6) Includes 26,250 shares subject to options which are exercisable within 60 days after November 26, 1999.

 (7) Includes 51,250 shares subject to options which are exercisable within 60 days after November 26, 1999.

 (8) Includes 22,500 shares subject to options which are exercisable within 60 days after November 26, 1999.

 (9) Includes 112,739 shares subject to options which are exercisable within 60 days after November 26, 1999.

(10) Includes 106,904 shares subject to options which are exercisable within 60 days after November 26, 1999.

(11) Includes 74,925 shares subject to options which are exercisable within 60 days after November 26, 1999.

(12) Includes 1,212,819 shares subject to options which are exercisable within 60 days after November 26, 1999.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it or written representations from reporting persons, the Company believes that during the fiscal year ended September 30, 1999, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements. Michael J. Attardo filed his Form 3 late. A Form 3 must be filed within 10 days of a director being appointed to the Board of Directors and his was not filed within that 10 day period.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Fees of $1,500 per Board meeting attended and a $5,000 quarterly retainer are paid to directors who are not employees of the Company. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings. Members of the Board committees who are not part of the Company's management receive $500 per committee meeting attended. During fiscal 1999, directors Attardo, Martin, Suh, Tomlinson and Thompson, each of whom are not employees of the Company, were each granted options to purchase shares of the Company's common stock. Dr. Attardo was granted an option to purchase 10,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $12.00 per share and an option to purchase 5,000 shares of common stock pursuant to the 1987 Stock Plan at an exercise price of $11.56 per share. Mr. Martin was granted an option to purchase 10,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $12.00 per share, an option to purchase 5,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $13.625 per share and an option to purchase 5,000 shares of common stock pursuant to the 1987 Stock Plan at an exercise price of $11.56 per share. Dr. Suh and Mr. Tomlinson were each granted an option to purchase 10,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $12.00 per share. Dr. Suh and Mr. Tomlinson each also received an option to purchase 5,000 shares of common stock pursuant to the 1987 Stock Plan at an exercise price of $11.56 and an option to purchase 5,000 shares of common stock pursuant to the 1987 Stock Plan at an exercise price of $12.81 per share and $11.75 per share, respectively. Mr. Thompson was granted an option to purchase 10,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $12.00 per share, an option to purchase 5,000 shares of common stock pursuant to the 1996 Stock Plan at an exercise price of $14.00 per share, and an option to purchase 5,000 shares of common stock pursuant to the 1987 Stock Plan at an exercise price of $11.56 per share. During fiscal 1999, Mr. Martin and Dr. Suh each performed certain consulting services for the Company for which they received fees of $13,500 and $61,900, respectively.

EXECUTIVE EMPLOYMENT AGREEMENTS

     On June 7, 1999, the Company amended the employment agreement (the "Employment Agreement") with Papken S. Der Torossian, Chairman of the Board and Chief Executive Officer of the Company. The amended Employment Agreement provides for a base salary of $600,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time, and provides that Mr. Der Torossian shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Der Torossian's (i) termination of employment by the Company without cause; (ii) termination by the Company within twelve (12) months of a change in control;
(iii) death or disability; or (iv) voluntary termination due to a material reduction in salary or benefits or a material change in responsibilities or a requirement to relocate, Mr. Der Torossian shall be paid an amount equal to 300% of the base salary in effect on the date of such termination plus an amount equal to 300% of the aggregate bonus and car allowance, if any, paid to Mr. Der Torossian for the immediately preceding fiscal year or during the preceding twelve month period, whichever is greater.

     On June 7, 1999, the Company amended the employment agreement (the "Hightower Agreement") with William A. Hightower, President and Chief Operating Officer of the Company. The amended Hightower Agreement provides for a base salary of $375,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with a target performance bonus as determined by the Board of Directors, and such other performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time. The Hightower Agreement provides that Mr. Hightower shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Hightower's (i) termination of employment by the Company without cause; (ii) termination by the Company within twelve (12) months of a change in control;
(iii) death or disability; or (iv) voluntary termination due to a material reduction in salary or benefits or a material change in responsibilities or a requirement to relocate, Mr. Hightower shall be paid an amount equal to 300% of the base salary in effect on the date of such termination plus an amount equal to 300% of the aggregate bonus and car allowance, if any, paid to Mr. Hightower for the immediately preceding fiscal year or during the preceding twelve month period, whichever is greater.

     On June 7, 1999, the Company amended the employment agreement (the "Weinstock Agreement") with Russell G. Weinstock, Vice President of Finance, Chief Financial Officer and Assistant Secretary of the Company. The amended Weinstock Agreement expires August 1, 2004 and provides for a base salary of $300,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time (collectively, the "Base Compensation"), and provides that Mr. Weinstock shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Weinstock's
(i) termination of employment by the Company without cause or (ii) death or disability, Mr. Weinstock shall be paid an amount equal to 200% of the Base Compensation in effect on the date of such termination.

     In addition, if Mr. Weinstock's employment by the Company is terminated within one year after a Change of Control, all of Mr. Weinstock's outstanding options will become vested and exercisable for two years following such termination.

     On June 7, 1999, the Company amended the employment agreement (the "Lipkin Agreement") with Boris Lipkin, Vice President, Corporate of the Company. The amended Lipkin Agreement expires August 1, 2004 and provides for a base salary of $275,000 per annum, or such higher rate as the Company's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time (collectively, the "Base Compensation"), and provides that Mr. Lipkin shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company. In the event of Mr. Lipkin's (i) termination of employment by the Company without cause or (ii) death or disability, Mr. Lipkin shall be paid an amount equal to 200% of the Base Compensation in effect on the date of such termination.

     In addition, if Mr. Lipkin's employment by the Company is terminated within one year after a Change of Control, all of Mr. Lipkin's outstanding options will become vested and exercisable for two years following such termination.

KOWALSKI LOAN

     On August 31, 1999, the Company agreed to provide certain relocation benefits to Jeffrey Kowalski, Vice President, Silicon Valley Group, Inc. and President, Thermal Systems Division. Pursuant to the agreement, the Company will reimburse Mr. Kowalski for temporary living and reasonable meal expenses in connection with his move from Orange, California to Scotts Valley, California. The Company also agreed to provide Mr. Kowalski with its standard relocation expenses package and a loan of $250,000, which is forgiven ratably over a 60 month period. In the event Mr. Kowalski voluntarily terminates his employment with the Company prior to the end of such 60 month period, Mr. Kowalski will be required to repay the remaining unforgiven balance of the loan at an interest rate of 7.2%.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during fiscal 1999 were Messrs. Tomlinson and Martin. All members are or were non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee sets, reviews and administers the executive compensation program of the Company and is comprised of the individuals listed below, all of whom are non-employee directors of the Company. The role of the Compensation Committee is to establish and approve salaries and other compensation paid to the executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan.

     Compensation Philosophy. The Company's compensation philosophy is that cash compensation should be directly linked to the short-term performance of the Company and that longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. The use of stock options clearly links the interests of the officers and employees of the Company to the interests of the stockholders. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key employees who are critical to the long-term success of the Company.

     Under federal tax laws, the Company is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million in fiscal 1999. The Compensation Committee may consider adopting policies with respect to this limitation on deductibility when appropriate.

     Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses.

     Base salary is set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The Compensation Committee annually conducts surveys of companies in the industry in which the Company competes in order to determine whether the Company's executive base salaries are in a competitive range. Generally, salaries are set at the middle of the range. A significant portion of each executive's total compensation is intended to be variable and to relate to and be contingent upon Company performance.

     Although executive officers are eligible for bonuses to be paid semi-annually as recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee, no performance bonuses were paid in fiscal 1999. In establishing the overall level of executive bonuses, the Compensation Committee considers data from surveys of the bonus amounts paid by other companies in similar businesses. The amount of bonus for each executive consists of an amount which is based upon the operating profit plan and cash flow objectives of the Company approved by the entire Board of Directors at the beginning of the fiscal year. An additional smaller portion of the bonus is discretionary, based upon that executive meeting certain objectives set out for that executive relating to his or her area of activity. The operating profit and cash flow components of the bonus plan emphasize the Compensation Committee's belief that, when the Company is successful, the executive's compensation should be higher, but that, conversely, if the Company is not successful and is not profitable, bonuses should be minimal. Depending upon the level of the executive, the Company targets between 40% and 65% of the total compensation to be variable and based upon the Company meeting 100% of its budgetary performance plan. If operating profits fell below 70% of plan, no performance bonus would be paid. Each individual executive officer's bonus is determined, based upon the executive's base salary, profitability of the Company, attainment of cash flow objectives and the executive's individual performance.

     The principal equity component of executive compensation is the stock option program. Stock options are generally granted when an executive joins the Company and periodically thereafter. Options vary with the responsibility level of the executive. The initial option granted to the executive vests over a period of four or five years. This provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized from the stock option grant unless the price of the Common Stock rises over a number of years. In addition to the stock option program, all eligible employees of the Company may participate in payroll deduction employee stock purchase plans pursuant to which stock may be purchased at 85% of the fair market value at the beginning or end of each one-year offering period (up to a maximum of $25,000 worth for each calendar year in each enrollment period or 10% of annual compensation under all such plans, whichever is less).

     Other elements of executive compensation are participation in a split-life insurance program, a Company-wide life insurance program and a Company-wide long term disability plan as well as Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan and a nonqualified deferred compensation plan. The Company makes matching contributions under both deferred compensation plans based on the amount of the employee's compensation, up to a maximum of 3% of compensation in the case of the 401(k) plan and up to a maximum of 5% of compensation in the case of the deferred compensation plan.

     The Compensation Committee believes that the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies.

                                          Compensation Committee of the Board of
                                          Directors

                                          William L. Martin, Chairman
                                          Lawrence Tomlinson

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the four other Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                 ANNUAL COMPENSATION(1)              ------------
                                      --------------------------------------------   STOCK OPTION
                             FISCAL                                OTHER ANNUAL         GRANTS          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)   BONUS(2)($)   COMPENSATION(3)($)   (# OF SHS.)     COMPENSATION($)
---------------------------  ------   ---------   -----------   ------------------   ------------    ---------------
Papken S. Der Torossian...    1999    $599,999           --           22,318         225,709(4)(5)   105,074(6)(7)
Chairman of the Board         1998     599,999        7,500           24,601         120,724(4)           55,916(6)(7)
  and Chief Executive         1997     586,153      525,722           16,441            78,199(5)    117,215(6)(7)
  Officer
William A. Hightower......    1999     396,922           --           20,175         124,204(4)(5)         3,668(6)(7)
  President and Chief         1998     380,095        2,344           27,322         100,000(5)           56,315(8)
  Operating Officer           1997          --           --               --                --                --
Russell G. Weinstock......    1999     304,614           --           18,482            71,903(5)         13,213(6)(7)
  Vice President of Finance   1998     299,998        3,750           27,922            40,241(5)          3,885(6)
  and Chief Financial         1997     287,998      138,359           18,804            31,398(5)         28,831(6)(7)
  Officer
Jeffrey M. Kowalski.......    1999     304,153           --           18,482            71,903(5)         36,450(6)(7)
  Vice President, Silicon     1998     299,998        3,750           18,000            40,241(5)         16,294(7)
  Valley Group, Inc. and      1997     280,383      128,705           18,458            22,749(5)         22,076(7)
  President, Thermal
  Systems Division
Boris Lipkin..............    1999     304,614           --           18,650            71,903(5)         15,041(6)(7)
  Corporate Vice President    1998     287,787        3,437           27,882            40,241(5)          7,248(6)(7)
                              1997     249,826      130,169           18,390            23,776(5)          7,159(6)(7)

---------------
(1) Excludes certain perquisites and other amounts, which, for any executive officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2) Includes bonus and profit sharing amounts earned during the fiscal year indicated even if such amounts are paid in another fiscal year.

(3) Represents Company matching contributions to the Named Executive Officer's 401(k) plan account, automobile allowances and reimbursement of tax return preparation fees.

(4) Represents options granted under the Company's 1987 Stock Option Plan.

(5) Represents options granted under the Company's 1996 Stock Plan.

(6) Represents income related to split-life insurance premiums and health insurance premiums paid by the Company for the benefit of the named executive officer, and in the case of Mr. Der Torossian's 1999, 1998, and 1997 compensation, additional income of $7,950, $7,200 and $6,540, respectively, in whole life insurance.

(7) Includes approximate income related to matching contributions and to above market interest paid on compensation deferred by the employee pursuant to the Company's nonqualified deferred compensation plan.

(8) Represents $56,219 for relocation expenses.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 30, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE VALUE OF
                             -----------------------------------------------       ASSUMED ANNUAL RATES OF
                                              % OF                                 STOCK PRICE APPRECIATION
                                              TOTAL    EXERCISE                  (THROUGH EXPIRATION DATE)(1)
                                OPTIONS      OPTIONS    PRICE     EXPIRATION   --------------------------------
           NAME              GRANTED(2)(#)   GRANTED    ($/SH)       DATE      5% PER YEAR($)   10% PER YEAR($)
           ----              -------------   -------   --------   ----------   --------------   ---------------
Papken S. Der Torossian....      70,000        4.66%    11.125    12/22/08         489,752         1,241,127
                                155,709       10.36%     14.00     6/4/09        1,370,944         3,474,241
William A. Hightower.......      55,000        3.66%    11.125    12/22/08         384,805           975,171
                                 69,204        4.61%     14.00     6/4/09          609,308         1,544,107
Russell G. Weinstock.......      20,000        1.33%    11.125    12/22/08         139,929           354,608
                                 51,903        3.45%     14.00     6/4/09          456,981         1,158,080
Jeffrey M. Kowalski........      20,000        1.33%    11.125    12/22/08         139,929           354,608
                                 51,903        3.45%     14.00     6/4/09          456,981         1,158,080
Boris Lipkin...............      20,000        1.33%    11.125    12/22/08         139,929           354,608
                                 51,903        3.45%     14.00     6/4/09          456,981         1,158,080

---------------
(1) The Potential Realizable Values are calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options granted in fiscal 1999, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Values are net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of its future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holder's continued employment through the exercise/ vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(2) These options were granted under either the Company's 1996 Stock Plan or 1987 Stock Plan and have an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. Each of the options vests cumulatively over a period of four years from the date of grant.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF
                                                               UNEXERCISED        VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL       OPTIONS AT FISCAL
                               SHARES                          YEAR END(#)           YEAR END(1)($)
                             ACQUIRED ON       VALUE       -------------------    ---------------------
           NAME              EXERCISE(#)    REALIZED($)    VESTED     UNVESTED     VESTED     UNVESTED
           ----              -----------    -----------    -------    --------    --------    ---------
Papken S. Der Torossian....    125,000       1,453,125     434,012    393,740     275,734      36,094
William A. Hightower.......          0               0     152,500    291,704       9,453      28,359
Russell G. Weinstock.......     16,000         214,000      94,763    127,779      26,000      10,313
Jeffrey M. Kowalski........      4,000          53,500      88,938    128,455       6,406      10,313
Boris Lipkin...............          0               0      56,949    123,970       3,438      10,313

---------------
(1) Represents the dollar amount that the closing price of the Company's Common Stock as reported on the Nasdaq National Market on September 30, 1999 exceeds the exercise price of the options.

     The following table summarizes stock options granted to the executive officers of the Company that have been repriced during the past ten fiscal years:

                                         NUMBER OF       MARKET
                                        SECURITIES      PRICE OF       EXERCISE                LENGTH OF ORIGINAL
                                        UNDERLYING      STOCK AT       PRICE AT       NEW         OPTION TERM
                            REPRICING     OPTIONS       TIME OF        TIME OF      EXERCISE   REMAINING AT DATE
           NAME               DATE      REPRICED(#)   REPRICING($)   REPRICING($)   PRICE($)      OF REPRICING
           ----             ---------   -----------   ------------   ------------   --------   ------------------
Papken S. Der Torossian...   7/16/96      150,000        16.125         26.875       16.125    5 years, 275 days
Chairman of the Board        7/16/96       35,000        16.125         23.375       16.125    6 years, 273 days
  and Chief Executive
  Officer
Robert J. Richardson......   7/16/96       30,000        16.125         26.875       16.125    5 years, 275 days
  Former Vice President,     7/16/96       30,000        16.125         23.375       16.125    6 years, 273 days
  New Business Development
  and Corporate Marketing
Edward A. Dohring.........   7/16/96       30,000        16.125         23.375       16.125    6 years, 273 days
  Former Vice President,
  Silicon Valley Group,      7/16/96       20,000        16.125         26.875       16.125    5 years, 275 days
  Inc.
  and President, SVG
  Lithography Systems,
  Inc.
Russell G. Weinstock......   7/16/96       30,000        16.125         23.375       16.125    6 years, 273 days
  Vice President, Finance    7/16/96       20,000        16.125         26.875       16.125    5 years, 275 days
  and Chief Financial        7/16/96       10,000        16.125         19.625       16.125    5 years, 108 days
     Officer
Steven L. Jensen..........   7/16/96       20,000        16.125         26.875       16.125    5 years, 275 days
  Vice President,            7/16/96       20,000        16.125         23.375       16.125    6 years, 273 days
  Worldwide Sales and
  Service
Jeffrey M. Kowalski.......   7/16/96       30,000        16.125         22.625       16.125    5 years, 200 days
  Vice President, Silicon    7/16/96       30,000        16.125         23.375       16.125    6 years, 273 days
  Valley Group, Inc. and     7/16/96       10,000        16.125         35.438       16.125    6 years, 97 days
  President, Thermal         7/16/96       10,000        16.125         26.875       16.125    5 years, 275 days
  Systems Division
Boris Lipkin..............   7/16/96       30,000        16.125         26.875       16.125    5 years, 275 days
  Vice President,            7/16/96       20,000        16.125         23.375       16.125    6 years, 273 days
     Corporate
                             7/16/96       10,000        16.125         35.438       16.125    6 years, 97 days
John W. Matthews..........   7/16/96        5,000        16.125         26.875       16.125    5 years, 275 days
  Vice President,            7/16/96        5,000        16.125         35.438       16.125    6 years, 97 days
  Worldwide Service
Edward R. Ward............   7/16/96       10,000        16.125         23.375       16.125    6 years, 273 days
  Former Vice President,     7/16/96        5,000        16.125         35.438       16.125    6 years, 97 days
  Corporate Technology       7/16/96        5,000        16.125         26.875       16.125    5 years, 275 days

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the S&P 500 Index and the Russell 2000 Index for the past five fiscal years. The total stockholder return assumes $100 invested at the beginning of the period in Common Stock of the Company, the S&P 500, and the Russell 2000 Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG SILICON VALLEY GROUP, INC., THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX

                                                     SILICON VALLEY
                                                       GROUP, INC.                   S&P 500                  RUSSELL 2000
                                                     --------------                  -------                  ------------
9/94                                                       100                         100                         100
9/95                                                       269                         130                         123
9/96                                                       123                         156                         140
9/97                                                       247                         219                         186
9/98                                                        56                         239                         154
9/99                                                        82                         306                         177

* $100 INVESTED ON 8/30/94 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                              CERTAIN TRANSACTIONS

AGREEMENTS WITH EXECUTIVE OFFICERS

     See "Executive Employment Agreements" and "Kowalski Loan."

                    STOCKHOLDER PROPOSALS TO BE PRESENTED AT
                            THE NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at 101 Metro Drive, Suite 400, San Jose, California 95110, no later than September 4, 2000 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting. If a stockholder intends to submit a proposal at the Company's 2000 Annual Meeting of Stockholders which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company not less than 60 days nor more than 90 days prior to the meeting in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, and the Company's bylaws. If such a stockholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

                              INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending September 30, 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to any questions.

                                 OTHER BUSINESS

     At this time management knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          January 13, 2000

                                      LOGO

(LOGO) printed on recycled paper

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           SILICON VALLEY GROUP, INC.

                  Proxy for 2000 Annual Meeting of Stockholders
                                February 23, 2000

     The undersigned stockholder of Silicon Valley Group, Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2000 Annual Meeting of Stockholders of the Company to be held on February 23, 2000 at 3:00 p.m., Pacific Time, at the Company's offices located at 2240 Ringwood Avenue, San Jose, California (telephone (406) 434-0500), and hereby revokes all previous proxies and appoints Papken S. Der Torossian and Russell G. Weinstock, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                    Please mark
                                                   your votes as   [X]
                                                   indicated in
                                                   this example


1.  Election of directors.

    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

                     FOR                               WITHHOLD
                all nominees                           AUTHORITY
                listed below                        to vote for all
           (except as indicated).               nominees listed below.

                    [ ]                                  [ ]

   Nominees:  Michael J. Attardo            Lawrence Tomlinson
              Papken S. Der Torossian       William A. Hightower
              William L. Martin             Nam P. Suh

2.  Stockholder proposal regarding retention of investment banker.

                   FOR           AGAINST           ABSTAIN

                   [ ]             [ ]                [ ]

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

                        I plan to attend the meeting:   [ ]

                        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AGAINST PROPOSAL 2 AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

                        TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.


Signature(s):
________________________________________________Dated _________________________
(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE